Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION PROVIDES MARKET UPDATE AND REVISES 2013 EARNINGS GUIDANCE

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COVINGTON, LA. (June 18, 2013) - Pool Corporation (NASDAQ/GSM:POOL) today provided an update on market conditions and the impact on its 2013 earnings expectations.

“Our four largest, year-round markets remain on track,” said Manuel Perez de la Mesa, President and CEO. “Our seasonal markets in North America and Europe, however, experienced cooler and wetter than normal conditions, resulting in later pool openings and reduced consumer purchases in these markets, causing sales to lag our expectations. Given the late start to the pool season and our review of sales results through mid-June, we have reduced our full year earnings guidance to a range of $2.03 to $2.13 per diluted share from our previous range of $2.13 to $2.23 per diluted share. While we are reducing our 2013 earnings expectations by approximately 5%, we expect a disproportionately greater impact on our second quarter results compared to the third and fourth quarters.”

“The overall fundamentals of the industry are unchanged with a modest recovery shown in discretionary purchases in 2013, albeit below our anticipated levels in our seasonal markets. Despite adverse weather conditions, we still expect to grow earnings by 10% to 15% in 2013 with our medium to long term growth expectations remaining intact,” Perez de la Mesa added.

POOLCORP is scheduled to announce its second quarter 2013 results and host its regular quarterly conference call on July 18, 2013 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).

POOLCORP is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOLCORP operates 318 sales centers in North America and Europe, through which it distributes more than 160,000 national brand and private label products to roughly 80,000 wholesale customers. For more information, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOLCORP's 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT:
Mark W. Joslin
985.801.5702
mark.joslin@poolcorp.com